Exhibit 1.04

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Reaffirms Its Second Half 2008 Guidance for Adjusted EBITDA from Continuing
Operations

Previous Guidance for Second Half 2008 Not Impacted by Preliminary Planned Fourth Quarter 2008
Impairment Charges by China.com Inc. Subsidiary

HONG KONG, ATLANTA, February 4, 2009 — CDC Corporation (the “Company”) (NASDAQ: CHINA), a leading global enterprise software and new media company, announced today that it has reaffirmed its previously provided January 16, 2009 guidance for Adjusted EBITDA for the second half of 2008, despite announced preliminary plans by China.com, Inc., a 78 percent-owned subsidiary, to record an approximately (U.S.)$2.7 million investment impairment loss in the fourth quarter of 2008, subject to final year-end audit.

As reported on January 16, 2009, based upon preliminary financial results and estimates, the Company expects its Adjusted EBITDA from continuing operations to be in the range of approximately (U.S.)$17.0 million to (U.S.)$19.0 million for the second half of 2008. The Company does not expect that China.com’s preliminary planned fourth quarter 2008 net impairment loss charges of approximately (U.S.)$2.2 million (after the impact of minority interest) announced by China.com in a filing made to the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited, or GEM Market, today will impact the Company’s previously announced second half guidance.

In its announcement today on the GEM Market, China.com also referred to preliminary plans for a potential additional impairment loss from its investment in the Company’s shares, of approximately (U.S) $4.1 million, subject to final year-end audit. This potential additional impairment loss at China.com would also not be expected to impact the Company’s financial results for the fourth quarter of 2008, as the investment by China.com in the Company’s shares is reported as treasury shares (a component in shareholders’ equity) by the Company.

“The global financial turmoil in the second half of 2008 had a significant impact on China.com’s financial investments, as it has with many other companies,” said Peter Yip, CEO of CDC Corporation. “However, China.com’s preliminary planned charges are not expected to impact our previously announced second half guidance. We currently have significant cash on hand and expect to report strong Adjusted EBITDA from continuing operations for the fourth quarter 2008. We have also been making very good progress on our purchase of convertible notes, and have already closed a number of transactions for purchases at less than par value from multiple holders. We are continuing those negotiations and working to finalize additional agreements.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Adjusted Financial Measures

This press release includes Adjusted EBITDA from continuing operations, which is not prepared in accordance with GAAP (the “Non-GAAP Financial Measure”). Non-GAAP Financial Measures are not alternatives for measures such as net income, earnings per share and cash and cash equivalents prepared under generally accepted accounting principles in the United States (“GAAP”). Non-GAAP Financial measures may also be different from non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.

Investors should be aware that Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Supplemental Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Preliminary Financial Results

The estimates presented in this press release are preliminary. Adjustments to the estimates set forth in this press release may be identified as a result of, among other things, the company’s audit process for the year ended December 31, 2008.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs and expectations relating to Adjusted EBITDA from continuing operations, including the continued increase and amount thereof and other financial measures, our expectations and beliefs regarding the impact, or lack or scope thereof, of any impairment or other charges or financial adjustments at China.com, on CDC Corporation’s financial results or expected financial results, our beliefs regarding the nature and size of any such preliminary planned impairment losses or similar matters, our expectations regarding our ongoing cost savings efforts and operational improvements and the effects thereof, our beliefs regarding our future financial and business performance, including the generation of cash from operations, our beliefs and expectations regarding our business strategies, our expectations regarding our continued discussions with holders of our notes, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the risk that the preliminary financial results provided herein could differ from our actual results of operations and financial condition; (q) the continued strength of revenues from our installed base customers; and (r) risks relating to our outstanding convertible notes. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, as originally filed with the SEC on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.